EXHIBIT 99.1

             NATIONAL COAL CORP. REPORTS THIRD QUARTER 2007 RESULTS

- REVENUES FOR THIRD QUARTER 2007 TOTALED APPROXIMATELY $20.9 MILLION, DOWN 2.7% FROM $21.4 MILLION EARNED IN THE THIRD QUARTER 2006, BUT UP 10.5% FROM $18.9 MILLION REALIZED IN THE SECOND QUARTER 2007.

- TONS OF COAL SOLD TOTALED APPROXIMATELY 405,685 TONS, DOWN 0.9% FROM 409,215 TONS SOLD IN THE THIRD QUARTER 2006, BUT UP 9.0% FROM 372,341 TONS SOLD IN THE SECOND QUARTER 2007.

- COST OF SALES INCREASED 27.7% DURING THE THREE MONTHS ENDED SEPTEMBER 30, 2007, WHEN COMPARED TO THE SECOND QUARTER 2007.

- NEW KENTUCKY MINE OPENED DURING QUARTER SHOULD ADD APPROXIMATELY 240,000 TONS PER YEAR OF PRODUCTION AND RETURN IDLE EQUIPMENT TO PRODUCTIVE USE.

- AT START OF FOURTH QUARTER, COMPLETED ACQUISITION OF MANN STEEL PRODUCTS FOR $55 MILLION, ADDING APPROXIMATELY 1 MILLION TONS OF PRODUCTION AND SALES.

- SIGNED NEW CONTRACT FOR 240,000 TONS PER YEAR FOR 2008 AND 2009 WITH MAJOR CUSTOMER.

-        PINE  MOUNTAIN,  AN IDLE  ASSET,  WAS  SOLD  DURING  NOVEMBER  FOR $2.0
         MILLION.

KNOXVILLE, TENN. - (November 19, 2007) - National Coal Corp. (Nasdaq: NCOC), a Central Appalachian coal producer, reports that during the three months ended September 30, 2007, it generated total revenues of $20.9 million primarily through the sale of 405,685 tons of coal. During the three months ended September 30, 2007, the Company produced 288,179 tons and purchased 97,912 tons of coal. In the third quarter of 2006, the Company reported total revenues of $21.4 million primarily through the sale of 409,215 tons of coal. That same quarter, National Coal produced 360,628 tons and purchased 69,130 tons of coal.

National Coal reports increased net and operating losses as compared to the third quarter 2006 and the second quarter 2007. The operating loss for the three months ended September 30, 2007, increased to $5.4 million as compared to the loss of $1.6 million reported in the same prior-year period. As compared to the second quarter 2007, the operating loss increased $0.7 million from the then $4.7 million operating loss reported. Net loss for the three months ended September 30, 2007, increased 113.6% to $7.1 million as compared to the $3.3 million loss reported in the same prior-year period, and by 8.7% relative to the $6.5 million loss reported in the second quarter of 2007.

The decrease in revenue from coal sales for the three months ended September 30, 2007, as compared to the same period in 2006, was the result of a 0.9% decline in sales volume coupled with a $1.58 per ton decline in the average sales price. Other revenues, consisting primarily of fees charged to another coal producer for use of the Company's train loading facilities, represented approximately 1.4% of total revenues, slightly higher than the prior-year period at 0.2%.

Cost of sales increased $4.5 million or 27.7% during the three months ended September 30, 2007, as compared to the same three-month period in 2006. Coal produced during the quarter totaled 288,179 tons, a decline of 20.1% from the prior year period, but an increase of 18.3% from the preceding quarter. This was a direct result of a decision by management to reduce production during a weak market. Cost of sales per ton increased by $11.32 per ton versus the same three month period in 2006.

Adjusted EBITDA for the three months ended September 30, 2007, totaled a loss of approximately $1.0 million compared to a positive $1.6 million in the year-ago quarter and a negative $0.8 million during the second quarter of 2007.

Daniel A. Roling, President and CEO of National Coal, said, "These results are below expectations; however, it is important to remember that it is not unusual for an emergent company to experience
fluctuations   throughout  its  growth  process.  The  third  quarter  presented challenges over the prior-year period including weaker pricing and demand. In addition to the continued tough market conditions, the Company experienced challenging operating conditions which resulted in the temporary loss of service of a highwall miner cutter head, tough geological conditions resulting in the loss of mine-able coal for a portion of the quarter, and increased costs directly related to the higher price of petroleum products. Moving forward, I expect that the Company will be in a better position to capitalize on the improving supply and demand fundamentals as well as the strengthening pricing environment."

He goes on, "As discussed in the 2006 annual report, the decision was made to idle a number of facilities until the market was strong enough to justify operating them. Year-to-date the cost to the Company of these idle facilities has been significant, totaling approximately $2.4 million. Even though the cost was high, and I am mindful of the fact that the Company has expended more cash than it has taken in resulting in a significant drain on liquidity, it continues to be my belief that reducing coal production was the correct decision from a long-term strategic perspective. I now believe that the Company is in a position to take advantage of the more favorable opportunities ahead. The un-mined coal remains in the Company's possession, its assets remain poised for production, and the coal was not sold at depressed prices. However, the challenge remains to strengthen our balance sheet in the face of our current liquidity situation. Accordingly, the Company is considering all opportunities to raise cash, including selling non-core assets as well as raising equity, which are subject to uncertainties."

For the first nine months of the year, coal production declined by 20.3%, coal sold declined by 7.4%, cost of sales declined by 3.2%, and general and administrative costs declined by 27.4%. Roling said "It is clear that the relationship between costs and production is not linear, nor was it expected to be. However, National Coal was able to keep the majority of its work force intact, an important factor in this market. Also, the Company did have to purchase coal at the market to meet its commitments, which contributed to the higher cost of production."

Roling explains, "Looking forward I see an improving market for coal. Representative spot prices for calendar-year 2008 for our quality have increased approximately 30% from the low reached in late January at about $40.00 per ton. At present that coal is currently pricing at more than $52.00 per ton. In conjunction with the improving pricing environment, the Company is seeing an improving market for its coal and as a result of the improving market conditions management is in the process of planning for higher levels of production for 2008. In the event that these measures do not work, management may explore the possibility of selling some existing operations to raise cash, however, that could limit production."

At present, without the contribution made by the recent acquisition of Mann Steel, the Company's anticipated production for 2007 is about 1.3 million tons, but it is currently producing at an annualized run rate of about 1.4 million tons per year. Anticipated production for 2008 for National Coal Corporation as a stand alone entity is estimated to be about 1.6 million tons, with the increase in production coming from both Kentucky and Tennessee. The increase in volume should more efficiently leverage the infrastructure investments National Coal Corporation has made in wash plants, railroad load-out facilities, and its railroad.

At September 30, 2007, National Coal had cash and cash equivalents and certificates of deposit of approximately $3.1 million and negative working capital of approximately $6.3 million as compared to negative working capital of $9.5 million at December 31, 2006. Net cash flows used in operations for the nine months then ended were approximately $8.3 million as compared to $2.4 million provided by operations in the nine months ended September 30, 2006.

At September 30, 2007, National Coal had a stockholders' deficit of $6.8 million and had incurred net losses of $7.1 million and $19.6 million, excluding preferred stock and preferred stock deemed dividends, for the three and nine months then ended, respectively. National Coal expects to continue to incur net losses in the near-term, but in conjunction with the successful completion of its recent acquisition and an improving coal market, management anticipates an improved operating performance.

National Coal Corporation invested approximately $8.3 million in equipment and mine development during the nine months ended September 30, 2007, and intends to make additional capital expenditures of approximately $500,000 during the fourth quarter of 2007 to complete ongoing capital projects related to mine development in addition to routine capital expenditures estimated at $100,000 per month.

National Coal Corporation opened a new highwall mine in Kentucky during the third quarter which is expected to produce approximately 20,000 tons per month through March 2008. Also, the Company has recently obtained two additional permits from the State of Kentucky which will make it possible to keep that miner employed for at least the next two years. The production from this mine will absorb the approximately $545,000 of quarterly lease and insurance costs associated with the high wall mining equipment that had been idled for the first eight months of the year. With the return of that equipment to productive status it is expected to provide a positive contribution for the remainder of the year.


FOURTH QUARTER 2007 OUTLOOK
ON NOVEMBER 14, 2007 NATIONAL COAL CORPORATION SIGNED A TWO YEAR CONTRACT WITH ONE OF ITS MAJOR CUSTOMERS TO SELL 240,000 TONS PER YEAR OF STEAM COAL FOR THE CALENDAR YEARS 2008 AND 2009. THE SIGNING OF THIS CONTRACT REAFFIRMS MANAGEMENT'S VIEW REGARDING THE OUTLOOK FOR AN IMPROVING COAL MARKET. CURRENTLY, NATIONAL COAL HAS SOLD APPROXIMATELY 28% OF ITS ESTIMATED 2008 PRODUCTION VOLUME AND IS IN THE PROCESS OF NEGOTIATING VARIOUS LONG-TERM SALES AGREEMENTS WITH CUSTOMERS, AND MAY HAVE THE OPPORTUNITY TO SUPPLEMENT CONTRACT SALES WITH SPOT SALES IN AN IMPROVING MARKET.

ON NOVEMBER 13, 2007 NATIONAL COAL CORPORATION RECEIVED $2,000,000 FROM THE SALE OF CERTAIN REAL PROPERTY AND MINERAL LEASES AT PINE MOUNTAIN, AND IDLE MINING COMPLEX LOCATED IN KENTUCKY, AND AN ADDITIONAL $1,000,000 FROM THE SALE TO THE SAME PURCHASER OF AN OPTION ENTITLING IT TO PURCHASE FOR $10.00 ADDITIONAL PROPERTIES AT PINE MOUNTAIN. THE COMPANY ANTICIPATES A GAIN WILL BE RECOGNIZED ON THIS SALE DURING THE FOURTH QUARTER. ROLING SAID "I CONTINUE TO BELIEVE THAT IT IS IN THE BEST INTEREST OF ALL STAKEHOLDERS TO MAXIMIZE THE CURRENT VALUE OF OUR ASSETS, AND THIS TRANSACTION BRINGS FORWARD VALUE THAT THE COMPANY WOULD NOT RECOGNIZE FOR A NUMBER OF YEARS IN THE FUTURE."

On October 19, 2007, the Company raised $12.2 million in stockholders' equity through two separate transactions. The first transaction involved the sale of 3,866,968 shares of the Company's common stock at $3 per share for a total of $11.6 million which was subsequently invested in the newly formed subsidiary NCC Corp. and its newly acquired subsidiary National Coal of Alabama, Inc. (formerly Mann Steel Products, Inc.). The second transaction involved the sale of 200,000 shares of the Company's common stock previously authorized under the 2004 Stock Option Plan to the Company's CEO and President, Daniel Roling, at $3 per share for a total of $600,000.

IN OCTOBER 2007, THE COMPANY EXPERIENCED A HIGHER THAN EXPECTED NET USE OF CASH WHICH REDUCED CASH BALANCES TO APPROXIMATELY $1.5 MILLION AS OF NOVEMBER 1, 2007. THIS NET USE OF CASH WAS DRIVEN PRIMARILY BY THE DEFERRAL OF CERTAIN COMMITTED SALES INTO FUTURE MONTHS DUE TO THE UNAVAILABILITY OF RAIL TRANSPORTATION AND THE LOSS OF SPOT SALES OPPORTUNITIES. FOR THE FIRST QUARTER OF 2008, IT IS LIKELY NATIONAL COAL WILL GENERATE NEGATIVE CASH FLOW AND ITS EXPECTED RESULTS ARE SUBJECT TO A LARGE DEGREE OF UNCERTAINTY.

IF NATIONAL COAL IS UNABLE TO SUCCESSFULLY EXECUTE ITS OPERATING PLANS FOR NOVEMBER AND DECEMBER 2007, AND FOR THE FIRST QUARTER OF 2008, IT WILL NOT BE ABLE TO MEET ITS LIQUIDITY REQUIREMENTS AND WILL NEED TO RAISE ADDITIONAL CASH, DISCONTINUE OPERATIONS AT SOME OF ITS FACILITIES, OR SELL ADDITIONAL ASSETS. THERE ARE NO ASSURANCES THAT THE COMPANY'S EFFORTS TO RAISE ADDITIONAL CASH WOULD BE SUCCESSFUL OR THAT DISCONTINUING CERTAIN OPERATIONS WOULD GENERATE ADEQUATE SAVINGS TO MEET ITS COMMITMENTS.

In order to ensure adequate cash availability to cover operating costs, interest, and capital expenditures, the Company has initiated several projects intended to free up cash for operational uses such as restructuring its reclamation bonds in order to reduce the amount of cash collateral required to support them. This effort is expected to release approximately $1.5 million in cash.

Roling shares his expectations for fourth quarter sales, "I expect the Company to continue making sales at competitive prices. The demand for coal in the Southeast is increasing and I anticipate sales to increase in line with that demand. Currently, the Company is not operating near its capacity. The fourth quarter should provide management with an opportunity to address the outlook for sales and production and to make any appropriate changes, especially in light of the Company's recently acquired Alabama operations."


NATIONAL COAL OF ALABAMA
The recent acquisition of National Coal of Alabama, Inc., is expected to positively contribute to the Company's year-end financial results. The addition of these three surface mines is expected to increase the Company's capacity, production, and sales by approximately 1.0 million tons. During 2006, and prior to the acquisition, Mann Steel sold approximately 860,000 tons of coal and generated revenues of $55.2 million. For the first half of 2007, Mann's coal sales totaled about 502,902 tons and generated revenues of $33.1 million.

National Coal of Alabama, Inc., will be fully consolidated on a financial reporting basis, but will be treated primarily as a stand-alone entity, and will provide some positive cash flow benefit to National Coal Corporation.

ABOUT NATIONAL COAL CORP.
Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee and Southeastern Kentucky, and through its wholly-owned subsidiary, National Coal of Alabama, is engaged in coal mining in Alabama. Currently, National Coal employs about 350 people. National Coal sells steam coal to electric utilities and industrial companies in the Southeastern United States. For more information visit www.nationalcoal.com.


INFORMATION ABOUT FORWARD LOOKING STATEMENTS
THIS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" THAT INCLUDE INFORMATION RELATING TO FUTURE EVENTS AND FUTURE FINANCIAL AND OPERATING PERFORMANCE.
EXAMPLES OF FORWARD LOOKING-STATEMENTS INCLUDE ANTICIPATED BENEFITS OF CAPITAL IMPROVEMENTS AND NEW MINES AND AN ANTICIPATED STRENGTHENING COAL MARKET IN THE FUTURE. FORWARD-LOOKING STATEMENTS SHOULD NOT BE READ AS A GUARANTEE OF FUTURE PERFORMANCE OR RESULTS, AND WILL NOT NECESSARILY BE ACCURATE INDICATIONS OF THE TIMES AT, OR BY WHICH, THAT PERFORMANCE OR THOSE RESULTS WILL BE ACHIEVED. FORWARD-LOOKING STATEMENTS ARE BASED ON INFORMATION AVAILABLE AT THE TIME THEY ARE MADE AND/OR MANAGEMENT'S GOOD FAITH BELIEF AS OF THAT TIME WITH RESPECT TO FUTURE EVENTS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL PERFORMANCE OR RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR SUGGESTED BY THE FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE THESE DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO: (I) THE WORLDWIDE DEMAND FOR COAL; (II) THE PRICE OF COAL; (III) THE PRICE OF ALTERNATIVE FUEL SOURCES; (IV) THE SUPPLY OF COAL AND OTHER COMPETITIVE FACTORS; (V) THE COSTS TO MINE AND TRANSPORT COAL; (VI) THE ABILITY TO OBTAIN NEW MINING PERMITS; (VII) THE COSTS OF RECLAMATION OF PREVIOUSLY MINED PROPERTIES; (VIII) THE RISKS OF EXPANDING COAL PRODUCTION; (IX) THE ABILITY TO BRING NEW MINING PROPERTIES ON-LINE ON SCHEDULE; (X) INDUSTRY COMPETITION; (XI) OUR ABILITY TO CONTINUE TO EXECUTE OUR GROWTH STRATEGIES; AND (XII) GENERAL ECONOMIC CONDITIONS. THESE AND OTHER RISKS ARE MORE FULLY DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING THE COMPANY'S MOST RECENTLY FILED ANNUAL REPORT ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, WHICH SHOULD BE READ IN CONJUNCTION HEREWITH FOR A FURTHER DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE THEY ARE MADE. YOU SHOULD NOT PUT UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS. WE ASSUME NO OBLIGATION TO UPDATE FORWARD-LOOKING STATEMENTS TO REFLECT ACTUAL RESULTS, CHANGES IN ASSUMPTIONS OR CHANGES IN OTHER FACTORS AFFECTING FORWARD-LOOKING INFORMATION, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE SECURITIES LAWS. IF WE DO UPDATE ONE OR MORE FORWARD-LOOKING STATEMENTS, NO INFERENCE SHOULD BE DRAWN THAT WE WILL MAKE ADDITIONAL UPDATES WITH RESPECT TO THOSE OR OTHER FORWARD-LOOKING STATEMENTS.

                               NATIONAL COAL CORP.
                              CALCULATION OF EBITDA
                                   (UNAUDITED)


EBITDA is defined as net loss plus (i) other (income) expense, net, (ii) interest expense, (iii) depreciation, depletion, accretion and amortization minus (iv) interest income. Adjusted EBITDA is defined as EBITDA plus stock-based compensation expense. We present EBITDA and Adjusted EBITDA to enhance understanding of our operating performance. We use EBITDA and Adjusted EBITDA as criteria for evaluating our performance relative to that of our peers, including measuring our cost effectiveness and return on capital, assessing our allocations of resources and production efficiencies and making compensation decisions. We believe that EBITDA and Adjusted EBITDA are operating performance measures that provide investors and analysts with a measure of our operating performance and permits them to evaluate our cost effectiveness and production efficiencies relative to competitors. However, EBITDA and Adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to other similarly titled measures of other companies. EBITDA and Adjusted EBITDA should not be considered as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows. The following reconciles our net loss to EBITDA and Adjusted EBITDA:

                                               Three Months Ended               Nine Months Ended
                                                  September 30,                   September 30,
                                          ----------------------------    ----------------------------
                                              2007            2006            2007            2006
                                          ------------    ------------    ------------    ------------
Net loss ..............................   $ (7,107,470)   $ (3,327,046)   $(19,608,727)   $(15,903,521)
Other (income) expense, net(1) ........       (451,803)         46,459      (1,204,096)       (801,194)
Interest expense ......................      2,194,661       1,673,464       6,515,214       5,401,498
Depreciation, depletion, amortization,
   and accretion ......................      4,047,671       3,812,736      11,340,326      11,726,482
                                          ------------    ------------    ------------    ------------
EBITDA ................................   $ (1,316,941)   $  2,205,613    $ (2,957,283)   $    423,265
Stock based compensation expense(2),(3)        277,587       1,308,880       1,187,219       2,012,820
Non-recurring item: Highwall miner and
   insurance recovery .................           --        (1,866,909)           --            50,000
                                          ------------    ------------    ------------    ------------
Adjusted EBITDA .......................   $ (1,039,354)   $  1,647,584    $ (1,770,064)   $  2,486,085
                                          ============    ============    ============    ============

(1) For the three months ended September 30, 2006, figure includes $259,158 loss related to the demolition of a preparation plant and a $44,077 net gain on asset disposal.

(2) For the three months ended September 30, 2006, figure includes $941,961 attributable to the accelerated vesting of options held by the former CEO, the former General Counsel and Secretary, who is also the spouse of the former CEO, and the former COO.

(3) Includes $434,493 attributable to options sold to the President and CEO during the first quarter of 2007 by the Chairman of the Company's Board of Directors who is also the former President and CEO.

                               NATIONAL COAL CORP.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                                  2007            2006
                                                                              ------------    ------------
ASSETS
Current assets
   Cash and cash equivalents ..............................................   $  2,030,500    $  2,180,885
   Accounts receivable ....................................................      3,220,104       3,712,779
   Inventory ..............................................................      2,447,479       2,221,742
   Prepaid and other current assets .......................................      1,345,637         867,247
                                                                              ------------    ------------
     Total current assets .................................................      9,043,720       8,982,653

   Assets held for sale ...................................................           --           640,649
   Property, plant, equipment and mine development, net ...................     54,047,385      55,837,627
   Deferred financing costs ...............................................      3,112,473       2,856,534
   Restricted cash ........................................................     16,668,704      17,246,751
   Other non-current assets ...............................................        567,099         427,516
                                                                              ------------    ------------
     Total assets .........................................................   $ 83,439,381    $ 85,991,730
                                                                              ============    ============

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
   Current maturities of long-term debt ...................................   $  3,989,038    $  4,720,671
   Current installments of obligations under capital leases ...............        177,081         351,668
   Current portion of asset retirement obligations ........................        514,048       1,378,967
   Accounts payable and accrued expenses ..................................     10,630,098      11,981,495
                                                                              ------------    ------------
     Total current liabilities ............................................     15,310,265      18,432,801

   Long-term debt, less current maturities, net of discount ...............     66,735,213      62,093,134
   Obligations under capital leases, less current installments ............        101,336         321,071
   Asset retirement obligations, less current portion .....................      7,106,130       5,835,927
   Deferred revenue .......................................................        713,662       1,032,426
   Other non-current liabilities ..........................................        264,066         199,430
                                                                              ------------    ------------
     Total liabilities ....................................................     90,230,672      87,914,789
                                                                              ------------    ------------

Commitments and contingencies (Note 13)

Stockholders' deficit
   Series A convertible preferred stock, $.0001 par value; 8% coupon; 1,611 shares authorized; 396.44 and 782.54 shares issued and outstanding at
     September 30, 2007 and December 31, 2006, respectively ...............           --              --
   Common stock, $.0001 per value; 80 million shares authorized; 20,688,277 and 16,340,744 shares issued and outstanding at September 30, 2007 and
     December 31, 2006, respectively ......................................          2,069           1,634
   Additional paid-in capital .............................................     58,499,904      42,049,703
   Accumulated deficit ....................................................    (65,293,264)    (43,974,396)
                                                                              ------------    ------------
     Total stockholders' deficit ..........................................     (6,791,291)     (1,923,059)
                                                                              ------------    ------------
     Total liabilities and stockholders' deficit ..........................   $ 83,439,381    $ 85,991,730
                                                                              ============    ============

                               NATIONAL COAL CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                       THREE MONTHS                    NINE MONTHS
                                                    ENDED SEPTEMBER 30,             ENDED SEPTEMBER 30,
                                               ----------------------------    ----------------------------
                                                   2007            2006            2007            2006
                                               ------------    ------------    ------------    ------------
Revenues
  Coal sales ...............................   $ 20,561,737    $ 21,383,820    $ 58,104,853    $ 65,498,659
  Other revenues ...........................        295,558          45,061         669,833         524,109
                                               ------------    ------------    ------------    ------------
   Total revenues ..........................     20,857,295      21,428,881      58,774,686      66,022,768
                                               ------------    ------------    ------------    ------------

Expenses
  Cost of sales ............................     20,502,468      16,050,268      56,406,293      58,268,468
  Depreciation, depletion, amortization
    and accretion ..........................      4,047,671       3,812,736      11,340,326      11,726,482
  General and administrative ...............      1,671,768       3,173,000       5,325,676       7,331,035
                                               ------------    ------------    ------------    ------------
   Total operating expenses ................     26,221,907      23,036,004      73,072,295      77,325,985
                                               ------------    ------------    ------------    ------------

Operating loss .............................     (5,364,612)     (1,607,123)    (14,297,609)    (11,303,217)
                                               ------------    ------------    ------------    ------------

Other income (expense)
  Interest expense .........................     (2,194,661)     (1,673,464)     (6,515,214)     (5,401,498)
  Other income (expense), net ..............        451,803         (46,459)      1,204,096         801,194
                                               ------------    ------------    ------------    ------------
   Total other income (expense) ............     (1,742,858)     (1,719,923)     (5,311,118)     (4,600,304)
                                               ------------    ------------    ------------    ------------

Net loss ...................................   $ (7,107,470)   $ (3,327,046)   $(19,608,727)   $(15,903,521)

Preferred stock dividend ...................        (42,894)       (377,105)       (342,737)       (739,991)

Preferred stock deemed dividend ............       (687,034)           --        (1,710,139)           --
                                               ------------    ------------    ------------    ------------

Net loss attributable to common shareholders   $ (7,837,398)   $ (3,704,151)   $(21,661,603)   $(16,643,512)
                                               ============    ============    ============    ============

Basic net loss per common share ............   $      (0.39)   $      (0.23)   $      (1.12)   $      (1.11)
                                               ============    ============    ============    ============

Diluted net loss per common share ..........   $      (0.39)   $      (0.23)   $      (1.12)   $      (1.11)
                                               ============    ============    ============    ============

Weighted average common shares .............     20,246,652      15,778,005      19,263,128      15,029,335
                                               ============    ============    ============    ============

                               NATIONAL COAL CORP.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                                 NINE MONTHS
                                                                             ENDED SEPTEMBER 30,
                                                                        ----------------------------
                                                                            2007            2006
                                                                        ------------    ------------
Cash Flows from Operating Activities:
  Net loss ..........................................................   $(19,608,727)   $(15,903,521)
  Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
     Depreciation, depletion, amortization and accretion ............     11,340,326      11,726,482
     Amortization of deferred financing costs .......................        527,526         432,778
     Amortization of notes discount .................................        502,743         447,177
     (Gain) loss on disposal of assets ..............................       (241,377)         22,233
     Loss (gain) on extinguishment of debt ..........................         50,720        (269,608)
     Settlement of asset retirement obligations .....................       (336,680)       (937,925)
     Non-cash compensation:
       Stock option expense .........................................        752,726       2,012,820
       Related party option expense .................................        434,493            --
     Changes in operating assets and liabilities:
       Decrease (increase) in accounts receivable ...................        492,675        (521,220)
       Increase in inventory ........................................       (225,737)     (1,852,931)
       Increase in prepaid and other current assets .................       (478,390)       (694,251)
       Decrease in other non-current assets .........................         89,615            --
       (Decrease) increase in accounts payable and accrued expenses .     (1,376,802)      6,969,973
       (Decrease) increase in deferred revenue ......................       (148,618)        808,409
       (Decrease) increase in other non-current liabilities .........       (105,511)        117,483
                                                                        ------------    ------------
       Net cash flows (used in) provided by operating activities ....     (8,331,018)      2,357,899
                                                                        ------------    ------------

Cash Flows from Investing Activities:
  Capital expenditures ..............................................     (3,174,585)    (23,565,659)
  Acquisition deposit ...............................................       (250,000)           --
  Proceeds from sale of equipment ...................................        411,730       7,362,829
  Decrease (increase) in restricted cash ............................        578,047      (9,727,892)
  Increase in prepaid royalties .....................................       (229,198)       (112,997)
                                                                        ------------    ------------
     Net cash flows used in investing activities ....................     (2,664,006)    (26,043,719)
                                                                        ------------    ------------

Cash Flows from Financing Activities:
  Proceeds from issuance of common ..................................     13,950,000         897,018
  Proceeds from exercise of options and warrants ....................           --         1,970,122
  Proceeds from issuance of notes payable ...........................        441,077       2,623,285
  Proceeds from borrowings on Term Loan Credit Facility .............      2,000,000            --
  Repayments on notes payable .......................................     (3,947,713)     (2,935,976)
  Repayments of capital leases ......................................       (693,943)     (1,961,032)
  Payments for deferred financing costs .............................       (533,465)       (189,146)
  Dividends paid ....................................................       (371,317)       (362,886)
                                                                        ------------    ------------
     Net cash flows provided by financing activities ................     10,844,639          41,385
                                                                        ------------    ------------

NET DECREASE IN CASH ................................................       (150,385)    (23,644,435)
Cash and cash equivalents at beginning of period ....................      2,180,885      25,434,988
                                                                        ------------    ------------
Cash and cash equivalents at end of period ..........................   $  2,030,500    $  1,790,553
                                                                        ============    ============

Supplemental disclosures
  Interest paid in cash .............................................   $  4,061,696    $  3,068,522
  Non-cash investing and financing transactions:
      Preferred stock dividends converted to common stock ...........        135,619          63,717
      Preferred stock deemed dividends ..............................      1,710,139            --
      Equipment acquired via installment purchase obligations and
         notes payable ..............................................      4,914,339       1,751,336
      Equipment acquired via capital leases .........................        248,900         821,187


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